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                                                                 EXHIBIT (c)(11)

                                                                  CONFORMED COPY




                                          RELEASE AGREEMENT dated as of May 11,
                               1998 (this "Agreement"), by and among LUCENT
                               TECHNOLOGIES INC., a Delaware corporation
                               ("Parent"), REINDEER ACQUISITION, INC., a
                               Delaware corporation ("Sub") and FELICE LI (the "Transferor").


                     WHEREAS, Parent, Sub and the Transferor entered into that certain Stockholders Agreement dated as of April 27, 1998 (the "Stockholders Agreement"), among Parent, Sub, the Transferor and certain other stockholders of Yurie Systems, Inc., a Delaware corporation (the "Company"), as a condition to the willingness of Parent and Sub to enter into that certain Agreement and Plan of Merger dated as of April 27, 1998, among Parent, Sub and the Company;

                     WHEREAS, the Transferor, together with its affiliates, is the owner of 3,170,000 shares (the "Subject Shares") of common stock, par value $.01 per share of the Company ("Company Common Stock"), which Subject Shares are subject to certain restrictions pursuant to the Stockholders Agreement;

                     WHEREAS, the Transferor desires to transfer, as a gift, 50,000 shares (the "Transfer Shares") of the Subject Shares to Father John Sweeney (the "Transferee") (the "Transfer");

                     WHEREAS, the Transfer is prohibited under the terms of the Stockholders Agreement, without the prior written consent of Parent and Sub; and

                     WHEREAS, as a condition to the willingness of Parent and Sub to consent to the Transfer, Parent and Sub have requested the Transferor to enter into this Agreement.

                     NOW THEREFORE, to induce Parent and Sub to consent to the Transfer, and in consideration of such consent, and in consideration of the premises, representations, warranties and agreements contained herein, the parties hereby agree as follows:

                     1. Consent to Transfer. Parent and Sub hereby consent to the Transfer and agree that at the time of and following the Transfer the Transfer Shares will not be subject to the terms and provisions of the Stockholders Agreement.




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                     2.  The Transfer.  The Transferor shall, promptly
upon the execution of this Agreement by all of the parties signatory hereto, transfer the Transfer Shares to the Transferee. The Transferor shall effect the Transfer in a manner that does not violate the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                     3. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Transferor without the prior written consent of Parent, which consent may be withheld in Parent's sole and absolute discretion. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Transferor and her respective successors and assigns.

                     4. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law principles.

                     5. Retention Agreement Unaffected. With reference to that certain Retention Agreement dated as of April 27, 1998 (the "Retention Agreement"), among Parent, Sub, the Company, The Bank of New York and Kwok L. Li, and notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed to decrease the number of shares of Company Common Stock that the term "Shares" (as defined in the Retention Agreement) represents, which number shall be the number of shares of Company Common Stock set forth on Schedule A to the Retention Agreement, without giving effect to the Transfer.

                     6. Further Assurances. The Transferor will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Sub may request, in their sole and absolute discretion, for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Stockholders Agreement.

                     7. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.



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                     8.  No Other Modification.  Except as expressly
set forth herein, and then only with respect to the Transferor and not any other stockholder of the Company, all of the provisions of the Stockholders Agreement shall remain in full force and effect.

                     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first written above.

                                                    LUCENT TECHNOLOGIES INC.

                                                    by  /s/ William T. O'Shea
                                                      -------------------------
                                                      Name:
                                                      Title:


                                                    REINDEER ACQUISITION, INC.

                                                    by  /s/ Paul D. Diczok
                                                      -------------------------
                                                      Name:
                                                      Title:


                                                    FELICE LI

                                                        /s/ Felice Li
                                                    ---------------------------